Exhibit 10.1

RETENTION BONUS AGREEMENT

AGREEMENT made as of this 26th day of August, 2025 (this “Agreement”) by and among Brookline Bancorp, Inc., a Delaware corporation (the “Company” or the “Employer”), and Mark Meiklejohn (the “Employee”).

1.             Proposed Transaction Defined. This Agreement is made in anticipation of the proposed transaction (the “Proposed Transaction”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) by and among Brookline Bancorp, Inc., a Delaware corporation, Brookline Bank, Bank Rhode Island, PCSB Bank and Berkshire Hills Bancorp, Inc. (“Berkshire”) and Berkshire Bank, a Massachusetts chartered trust company, and Commerce Acquisition Sub, Inc., a Delaware corporation, dated as of December 16, 2024. Pursuant to the Merger Agreement, the Company will merge with and into Berkshire and each of Berkshire Bank, Bank Rhode Island, and PCSB Bank will merge with and into Brookline Bank. Following the Closing (as defined below), references to the “Company” in this Agreement shall mean references to Berkshire.

2.             Bonus Payments. In exchange for the Employee’s continued employment and contributions to the Company and to the Employer through the closing date of the Proposed Transaction (the “Closing”), for a period of 36 months following the Closing, the Employee shall be eligible to receive three cash bonus payments equal in the aggregate to $720,750.00 (each a “Bonus”, collectively, the “Bonuses”), on each of the first, second, and third anniversaries of the Closing, subject to the following terms and conditions. Except as otherwise set forth in Section 3 below, the Bonuses will be earned and paid out in installments as set forth herein.

(a)             The first Bonus is equal to one third (the “First Bonus”) and will be earned if the Employee is continuously employed by the Employer through the date that is 12 months following the Closing (the “First Bonus Vesting Date”), and will become payable to the Employee in a single lump sum payment on the First Bonus Vesting Date.

(b)             The Employee shall be eligible to receive a second Bonus equal to one third (the “Second Bonus”) that will be earned if the Employee is continuously employed by the Employer through the date that is 24 months following the Closing (the “Second Bonus Vesting Date”), and will become payable to the Employee in a single lump sum payment on the Second Bonus Vesting Date.

(c)             The Employee shall be eligible to receive a third Bonus equal to one third (the “Third Bonus”) that will be earned if the Employee is continuously employed by the Employer through the date that is 36 months following the Closing (the “Third Bonus Vesting Date”), and will become payable to the Employee in a single lump sum payment on the Third Bonus Vesting Date.

The amounts payable under this Section 2 shall be paid within 14 days after the date that an amount becomes payable; provided, however, that if the 14-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be paid in the second calendar year by the last day of such 14-day period.

3.             Termination. In the event the Employee’s employment with the Employer is terminated for any reason prior to the payment of any Bonus, the Employee shall not be eligible for such Bonus; provided however, that in the event that the Employee’s employment is terminated by the Employer without “Cause,” or by the Employee for “Good Reason” on or following the Closing (a “Qualifying Termination”) then, subject to the Release Requirement (as defined below), the Employee will be eligible to receive any unpaid Bonus (the “Qualifying Termination Payment”). The Qualifying Termination Payment will be paid to the Employee within 60 days following such termination, subject to the Employee executing a general release of claims in favor of the Employer in a form acceptable to the Employer within 45 days following the Employer’s proposal of the release to the Employee (or such shorter period specified in the release) and such release becoming irrevocable pursuant to its terms (the “Release Requirement”); provided that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period. Notwithstanding anything herein to the contrary, upon a Qualifying Termination, (i) the aggregate amount of the Bonus payable pursuant to this Agreement (including any amounts payable pursuant to this Section 3) shall be reduced (but not below zero) by any cash severance payments Employee is eligible to receive as a result of such Qualifying Termination, and (ii) to the extent Employee has previously been paid Bonuses hereunder as of such Qualifying Termination and the reduction in clause (i) is in excess of any Bonuses remaining to be paid under this Agreement, the Employee shall be required to repay the gross amount of Bonuses previously paid to the extent necessary to effect such reduction within 60 days following such Qualifying Termination.

For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following events:

(i)               conduct by the Employee constituting a material act of misconduct in connection with the performance of the Employee’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; or

(ii)              the commission by the Employee of acts or omissions satisfying the elements of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Employee that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the Employee were retained in the Employee’s position; or

(iii)             continued unsatisfactory performance or non-performance by the Employee of the Employee’s duties to the Company or the Employer (other than by reason of the Employee’s physical or mental illness, incapacity or disability) which has continued for more than 14 days following written notice of such unsatisfactory performance or non-performance from the Employee’s direct supervisor, any higher level supervisor of the Employee or the Chief Human Resources Officer; or

(iv)            a material violation by the Employee of any of the Company’s or Employer’s written employment policies; or

(v)             failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company or the Employer to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

Notwithstanding the foregoing, if the Employee is party to an employment agreement or change in control agreement with the Company or the Employer that contains a different definition of “Cause,” such other definition shall apply for purposes hereof.

For purposes of this Agreement, “Good Reason” means the Employee has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Employee’s prior written consent (each, a “Good Reason Condition”):

(i)               a material diminution in the Employee’s responsibilities, authority or duties as in effect immediately following the Closing;

(ii)              a material diminution in Employee’s base salary as in effect immediately following the Closing, except for across-the-board salary reductions of not more than ten percent (10%) based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;

(iii)             a material change in the geographic location of the principal office of the Employer to which the Employee is assigned immediately following the Closing, such that there is an increase of at least thirty (30) miles of driving distance to such location from the Employee’s principal residence as of such change; or

(iv)             a material breach of any of the provisions of this Agreement by the Employer.

The “Good Reason Process” consists of the following steps: (i) the Employee reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Employee notifies the Employer in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition; (iii) the Employee cooperates in good faith with the Employer’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Cure Period; and (v) the Employee terminates employment within 60 days after the end of the Cure Period. If the Employer cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred with respect to such Good Reason Condition.

Notwithstanding the foregoing, if the Employee is party to an employment agreement or change in control agreement with the Company or the Employer that contains a different definition of “Good Reason,” such other definition shall apply for purposes hereof.

4.             Administration. The Board of Directors of the Company has the authority to administer and interpret this Agreement, including the calculation of any Bonus. All good faith decisions and interpretations by the Board of Directors of the Company hereunder are final and binding on all parties hereto.

5.             Withholding. Any payment made by the Employer under this Agreement shall be net of any tax or other amounts required to be withheld by the Employer under applicable law.

6.             Section 409A.

(a)             Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement on account of the Employee’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Employee’s separation from service, or (B) the Employee’s death. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.

(b)             The parties intend that all Bonuses payable pursuant to this Agreement will be either be exempt from the requirements of Section 409A of the Code Section 409A as “short-term deferrals” or administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully satisfy an exemption from or comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)             To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)             The Company makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.             No Employment Rights. Nothing in this Agreement nor the payment of any Bonus granted under this Agreement shall be deemed to constitute an employment contract or offer or be deemed to confer on the Employee any right to continue in the employ of, or to continue any other relationship with the Employer or limit in any way the right of the Employer to terminate the Employee’s employment at any time.

8.             Term. This Agreement shall take effect on the date first set forth above and shall terminate upon the earlier of (a) the date of the payment of the Third Bonus to the Employee 36 months following the Closing, or following termination of employment as provided herein, as the case may be, if the Employee is entitled to a Bonus under the terms of this Agreement, and (b) any termination of the Merger Agreement.

9.             Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

10.           Amendment. This Agreement may be amended or modified only by a written instrument signed by the Employee and by a duly authorized representative of the Employer.

11.           Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws of such state.

12.           Effect on Other Plans. Nothing in this Agreement shall be construed to limit the rights of the Employee under the benefit plans, programs or policies of the Company or the Employer.

13.           Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Employer, the Employer will use its reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer and the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer and the Company would be required to perform if no such succession had taken place.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by each of the Company and the Employer by the duly authorized officer of each and by the Employee as of the date first above written.

COMPANY:

BROOKLINE BANCORP, INC.

By:	/s/ Paul Perrault
Name:	Paul Perrault
Title:	Chairman & CEO

EMPLOYER:

BROOKLINE BANCORP, INC.

By:	/s/ Paul Perrault
Name:	Paul Perrault
Title:	Chairman & CEO

EMPLOYEE:

/s/ Mark Meiklejohn
Mark Meiklejohn

[Signature Page to Retention Bonus Agreement]